                                   FORM 8-K
                                   --------



                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                CURRENT REPORT
                                --------------



                       Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



Date of Report (date of earliest event Reported) February 14, 1994
                                                 -----------------




                        THE COLUMBIA GAS SYSTEM, INC.
                        -----------------------------
            (Exact name of registrant as specified in its charter)


          Delaware                    1-1098            13--1594808
- ----------------------------        -----------     -------------------
(State of other jurisdiction        (Commission       (IRS Employer
      of incorporation)             File Number)    Identification No.)


               20 Montchanin Road, Wilmington, Delaware  19807
               -----------------------------------------------
                   (Address of principal executive offices)


Registrant's telephone number, including area code (302) 429-5000
                                                   --------------
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Item 5.  Other Events

         Information contained in a News Release dated
January 10, 1994, is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         c. Exhibits

                 22. News Release dated February 10, 1993, published by the Registrant (filed herewith).

Contacts:          Media -           W. R. McLaughlin (302) 429-5443
                                     H. W. Chaddock (302) 429-5261
                   Analysts -        T. L. Hughes (302) 429-5363
                                     K. P. Murphy (302) 429-5471


FOR IMMEDIATE RELEASE                                          February 10, 1994


        COLUMBIA SYSTEM REPORTS SUBSTANTIALLY HIGHER NET INCOME FOR 1993


                 WILMINGTON, DEL. -- The Columbia Gas System, Inc. (NYSE:CG), today announced net income for 1993 of $152.2 million, or $3.01 per share, as compared to net income of $51.2 million, or $1.01 per share in 1992.

                 In the fourth quarter, the company reported net income of $69.4 million, or $1.37 per share, in 1993, as compared to $87.8 million, or $1.73, per share in the same period in 1992. The decrease was principally due to unusual charges.

                 Columbia System Chairman John H. Croom said 1993's earnings benefitted from increased revenue generated by a new rate structure for the transmission companies, colder temperatures, increased oil and gas production and higher wellhead prices for natural gas. These items were partially offset by the negative impact of a $45 million after tax accrual for work required to investigate, characterize and, if necessary, remediate environmental sites, a $44.3 million after tax settlement with the IRS for the years 1983-1990, a $37.9 million after tax writedown in its investment in the Cove Point LNG facility, and a $12.6 million charge resulting from a Federal Energy Regulatory Commission ruling denying recovery of interest on certain refunds from pipeline suppliers. Both years also benefitted from not accruing interest expense on prepetition debt, which improved net income by $138.1 million and $148.5 million for 1993 and 1992 respectively.

                 Adjusting for the effect of the unusual and bankruptcy related items and including the deduction of interest on prepetition debt, 1993 net income would have been $155.1 million, a $56.4 million increase over 1992 adjusted income of $98.7 million. Adjusted net income for the fourth quarter would have been $58.6 million, a $24.3 million increase over adjusted results of $34.3 million for the same period in 1992.





                                     (more)

                 Croom said Columbia's continued profitability illustrates the financial soundness of its basic business units and their operations. He pointed out that only twice in the past quarter century has Columbia failed to show a profit and in each of those years the losses were attributable to extraordinary charges relating to gas purchase contracts.

                 The Columbia Gas System, Inc., and its principal pipeline subsidiary, Columbia Gas Transmission Corp., have been operating as debtors in possession under Chapter 11 of the U.S. Bankruptcy Code since July 31, 1991. No other subsidiaries are operating under Chapter 11.


                             TWELVE MONTHS RESULTS

                 The oil and gas segment had operating income of $53.6 million in 1993. This compares to an operating loss of $101.2 million in 1992 that was mainly the result of a $126.4 million writedown in the carrying value of oil
and gas assets due to low energy prices.   The segment benefitted from the
positive effect of lower depletion expense, increased oil and gas production, and higher gas prices in 1993. These were partially offset by lower oil prices and the recording of a reserve for a royalty dispute with the U.S. Minerals Management Service.

                 Operating income for the transmission segment in 1993 was $178.7 million, an increase of $48.8 million over 1992. This increase was partially the result of the Federal Energy Regulatory Commission's approval of a favorable settlement of Columbia Transmission's rates which included the beneficial effect of a new rate structure. After adjusting 1992 throughput for a one-time gas exchange arrangement with its customers, Columbia Transmission's throughput reflected normal weather in 1993, resulting in slightly increased revenues and higher margins. These items combined to increase revenue in excess of $30 million. The year-to- year comparison also benefitted from the recovery of $20.3 million in surcharge revenues from customers for gas costs where expenses had been recorded in prior years and the effect of a $15 million expense incurred in 1992 resulting from settlements with gas suppliers. Offsetting these improvements was the writedown in the investment in the Cove Point LNG facility.

                 Operating income for the distribution segment in 1993 increased $8.7 million over the previous year to $146.4 million primarily reflecting higher throughput due to colder weather and the effect of new rates. Mitigating these improvements were higher operating expenses including costs associated with streamlining corporate functions and studies that have been initiated to enhance customer service.





                                     (more)

                             FOURTH QUARTER RESULTS

                 The oil and gas segment had operating income of $15.4 million in the fourth of quarter of 1993, a $500,000 increase over the same period in 1992. Lower operation and maintenance expense was largely offset by lower natural gas and oil prices that prevailed during the current period.

                 The transmission segment's operating income for the fourth quarter of 1993 was $71 million, a decrease of $17.8 million from the same period in 1992. Additional revenue of $19.7 million resulting from a customer surcharge and $5.5 million of increased revenues due to the new rate design were more than offset by the additional environmental accruals.

                 The distribution companies had operating income of $56.2 million in the fourth quarter of 1993, a $8.9 million increase over the 1992 period. Lower operating costs, the beneficial effect of favorable rate settlements and higher throughput due to weather that was three percent colder than the same period in 1992 accounted for the improvement.


                                     # # #

                         THE COLUMBIA GAS SYSTEM, INC.

                    Summary of Financial and Operating Data

                                                        Three Months                     Twelve Months
                                                      Ended December 31                Ended December 31
                                                      -----------------                -----------------
                                                      1993           1992            1993             1992
                                                      ----           ----            ----             ----
Income Statement Data
 ($ millions)
   Total Operating Revenue  . . . . . . .            1,010.2          935.5         3,391.2          2,922.0

   Income (Loss) Before
    Extraordinary Item  . . . . . . . . .               69.4           87.8           152.2             90.9
   Net Income (Loss)  . . . . . . . . . .               69.4           87.8           152.2             51.2

   Operating Income (Loss)
    By Segment:
         Oil and Gas  . . . . . . . . . .               15.4           14.9            53.6           (101.2)
         Transmission . . . . . . . . . .               71.0           88.8           178.7            129.9
         Distribution . . . . . . . . . .               56.2           47.3           146.4            137.7
         Other Energy . . . . . . . . . .                5.0            4.1             1.7              6.8
         Corporate  . . . . . . . . . . .               (1.3)          (4.8)           (7.0)           (10.3)
                                                     --------       --------        --------         --------

         Total  . . . . . . . . . . . . .              146.3          150.3           373.4            162.9
                                                     ========       ========        ========         ========

Per Share Data
   Earnings (Loss) Before
    Extraordinary Item ($)  . . . . . .                 1.37           1.73            3.01             1.79
   Earnings (Loss) on Common
    Stock ($)   . . . . . . . . . . . . .               1.37           1.73            3.01             1.01
   Dividends on Common
    Stock ($)   . . . . . . . . . . . . .                  -              -               -                -
   Average Common Shares
    Outstanding (millions)  . . . . . . .               50.6           50.6            50.6             50.6

Operating Data
   Oil and Gas Volumes:
         Gas Production
          (billion cubic feet)  . . . . .               16.9           17.3            71.5             69.2
         Oil Production
          (000 barrels) . . . . . . . . .                945            874           3,603            3,061

   Transmission (billion
     cubic feet):
       Transportation
         Columbia Transmission
              Market Area . . . . . . . .              299.8          237.0           895.9            909.0
         Columbia Gulf
              Main-line . . . . . . . . .              154.1          150.6           579.9            574.3
              Short-haul  . . . . . . . .              174.9          157.0           625.1            625.0
         Intrasegment
         Eliminations . . . . . . . . . .             (255.2)        (238.9)         (928.7)          (930.0)
                                                     --------       --------        --------         --------
         Total Transportation . . . . . .              373.6          305.7         1,172.2          1,178.3
                                                     --------       --------        --------         --------
   Sales  . . . . . . . . . . . . . . . .               17.4           31.4           183.7            196.0
                                                     --------       --------        --------         --------
   Total Throughput   . . . . . . . . . .              391.0          337.1         1,355.9          1,374.3
                                                     ========       ========        ========         ========

                         THE COLUMBIA GAS SYSTEM, INC.

                                                        Three Months                    Twelve Months
                                                      Ended December 31                Ended December 31
                                                      -----------------                -----------------
                                                    1993             1992            1993             1992
                                                    ----             ----            ----             ----
Distribution (billion
 cubic feet):
   Gas Sales    . . . . . . . . . . . .               93.6             94.3           292.3            283.0
   Transportation   . . . . . . . . . . .             57.1             52.1           217.5            203.7
                                                   --------         --------        --------         --------
Total Throughput  . . . . . . . . . . . .            150.7            146.4           509.8            486.7
                                                   ========         ========        ========         ========


Degree Days-Distribution
 Service Territory
   Actual       . . . . . . . . . . . .              2,080            2,016           5,677            5,507
   Normal       . . . . . . . . . . . . .            2,032            2,039           5,598            5,624
   % Colder (warmer) than
    normal      . . . . . . . . . . . .                  2               (1)              1               (2)
   % Colder (warmer) than
    prior period  . . . . . . . . . . . .                3                5               3               10

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      The Columbia Gas System, Inc.
                                      -----------------------------
                                             (Registrant)



                                      By     /s/ R. E. LOWE
                                        ---------------------------
                                                 R. E. Lowe
                                              Vice President &
                                                 Controller




Date:  February 14, 1994